===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             KEY3MEDIA GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                            [Key3Media Group Logo]

                                                                 April 16, 2001

Dear Shareholders:

Key3Media Group became an independent public company on August 21, 2000 after being spun off from Ziff Davis. Since that time, the Company has continued to build on the strength of its leading information technology brands and divisions--NetWorld+Interop, COMDEX, Seybold Seminars, JavaOne and Key3Studios--and the power of face-to-face marketing. During the year, the Company produced solid financial results, successfully enhanced its major brands and expanded its sponsorships and advertising relationships--all of which further solidifies Key3Media's position as the world's leading producer of IT tradeshows and conferences.

Revenues for the full year ended December 31, 2000 were $286.9 million, up 14.1% from revenues of $251.4 million in 1999. Adjusted EBITDA was $102.2 million in 2000, up 12.5% from 1999. Adjustments exclude an $8.0 million non-cash charge for stock-based compensation and a $3.0 million non-recurring charge related to executive compensation in 2000. Operating income, after the same adjustments, was $65.5 million in 2000, up 28.2% from 1999. On a reported basis, net income was $8.6 million in 2000, or $0.14 per diluted share, compared to net income of $26.0 million, or $0.49 per diluted share, in 1999. Net income for 1999 includes a one-time $13.7 million gain on the sale of a joint venture interest and net income for 2000 includes an increase in net interest expense of $13.3 million.

In 2000, Key3Media continued to build on its strong portfolio of IT brands, all of which are category leaders. With successful shows in Las Vegas and Atlanta--as well as Paris and other international venues--NetWorld+Interop further enhanced its standing as the definitive networking event in the industry. Seybold Seminars built upon its position as the publishing industry's premier technology source, drawing nearly 60,000 publishing professionals to its two events in Boston and San Francisco. And, JavaOne, the world's largest developer's conference (hosted by Sun Microsystems), was also a success with more than 25,000 software developers and over 330 exhibiting companies joining together in San Francisco last June. Notably, Sun Microsystems extended its agreement with Key3Media through 2004 to produce the annual JavaOne conference. Also, our Key3Studios division bolstered its position by continuing to develop a wide range of customized events for the technology industry's top players, including such companies as Intel and Oracle as well as Sun Microsystems.

In addition, during the year we reinvigorated our COMDEX brand by providing new levels of value for both exhibitor and attendee communities. With a renewed customer-centric focus, we implemented a series of initiatives to segment and personalize everything from the conference programming to the floor plans. As evidence of the success of our initiatives, we sold more than 1,000,000 square feet of exhibition space for the COMDEX/Fall 2000 show and hosted more than 2,300 exhibitors, both increasing from the previous year.

We also took significant steps in 2000 to expand sponsorship and advertising relationships across a number of platforms--with the goal of creating programs and services that better meet the needs of the communities we serve. This strategy was exemplified by our three-year agreement with Mercedes-Benz USA under which the company will showcase the latest automotive technology innovations as the official automotive technology sponsor of the major Key3Media events: COMDEX, NetWorld+Interop and Seybold Seminars. And, in
March, we announced a value-enhancing relationship with American Express, which is now the official card of Key3Media event brands throughout the U.S.
In addition, we entered into similar sponsorship relationships with Digital Island, BusinessWire and the New York Stock Exchange. We are excited about the opportunity to partner with such world-class brands and look forward to continuing to build on these relationships--and develop new ones--as we continue to build the business for the future.

We've had a solid year of progress, but we still have a lot of work ahead of us. We are pleased that you have chosen to be Key3Media shareholders and we greatly appreciate your confidence. I know the entire management team at Key3Media is committed to delivering long-term value for all shareholders.

Thank you for your support.

Sincerely,

/s/ Fredric D. Rosen

Fredric D. Rosen
Chairman and Chief Executive Officer

                             KEY3MEDIA GROUP, INC.  [Key3Media Group Logo]

                        5700 Wilshire Blvd., Suite 325
                             Los Angeles, CA 90036

                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

                                                                 April 16, 2001

  The 2001 Annual Meeting of Shareholders of Key3Media Group, Inc. will be held on Tuesday, May 15, 2001 at 10 a.m. at the Park Hyatt Los Angeles located at 2151 Avenue of the Stars, Los Angeles, CA 90067 for the following purposes:

  1. To elect to our Board of Directors for three-year terms one class of directors, consisting of four directors;

  2. To ratify the appointment of Ernst & Young LLP as our independent auditors for the 2001 fiscal year; and

  3. To transact such other business as may properly come before the Annual Meeting.

  The record date for the determination of the shareholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, was the close of business on March 30, 2001. A list of these shareholders will be available for inspection during ordinary business hours at our offices, 5700 Wilshire Blvd., Suite 325, Los Angeles, California 90036, from May 1, 2001 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting. Additional information regarding the matters to be acted on at the Annual Meeting can be found in the accompanying Proxy Statement.

                                          By Order of the Board of Directors,

                                          /s/ Ned S. Goldstein

                                          Ned S. Goldstein
                                          Executive Vice President, Secretary
                                           and General Counsel

Los Angeles, California

             PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY IN THE
                               ENCLOSED ENVELOPE

                             KEY3MEDIA GROUP, INC.   [Key3Media Group Logo]

                        5700 Wilshire Blvd., Suite 325
                             Los Angeles, CA 90036

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                                 May 15, 2001

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Key3Media Group, Inc., a Delaware corporation ("Key3Media", "we" or "our"), to be used at our 2001 Annual Meeting of Shareholders on Tuesday, May 15, 2001 at 10 a.m., at the Park Hyatt Los Angeles located at 2151 Avenue of the Stars, Los Angeles, CA 90067, and at any adjournments or postponements of the Annual Meeting. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to shareholders is April 16, 2001.

  Holders of our common stock, par value $0.01 per share (the "Common Stock"), as of the close of business on March 30, 2001 will be entitled to vote at the Annual Meeting. On that date, there were 65,043,000 shares of Common Stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting, held by 341 shareholders of record.

  If you properly cast your vote by executing and returning the enclosed proxy card and your vote is not subsequently revoked, your vote will be voted in accordance with your instructions. If you execute the enclosed proxy card but do not give instructions, your proxy will be voted as follows: FOR the election of the nominees for directors named below, FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ended December 31, 2000 and the year ending December 31, 2001, and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting.

  A shareholder executing a proxy may revoke it at any time before it is exercised by giving written notice revoking the proxy to our Secretary, by subsequently filing another proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not automatically revoke your proxy.

  Please note that if you hold shares in "street name" (that is, through a bank, broker or other nominee) and would like to attend the Annual Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on March 30, 2001, the record date for voting. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

Quorum and Voting Requirements

  The holders of a majority of the outstanding shares of Common Stock on March 30, 2001, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting.

  The election of directors requires a plurality of the votes cast for the election of directors. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees; votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote. The four directorships to be filled at the Annual Meeting will be filled by the four nominees receiving the highest number of votes.

  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP. In accordance with Delaware law, only votes cast "for" a matter constitute affirmative votes. Votes of "withheld" or abstentions from voting are counted for quorum purposes but, since they will not be votes cast "for" the particular matter, they will have the same effect as negative votes or votes "against" that matter.

  Under the rules of the National Association of Securities Dealers, Inc., member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), a member broker who holds shares in street name for customers has the authority to vote on certain items if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. NYSE rules permit member brokers who do not receive instructions to vote on the proposals presented in this Proxy Statement.

Expenses of Solicitation

  We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of Key3Media or its affiliates telephonically, electronically or by other means of communication and by Corporate Investor Communications and The Bank of New York, whom we have hired to assist in the solicitation and distribution of proxies. Directors, officers and employees will receive no additional compensation for such solicitation. Corporate Investor Communications will be paid a fee of approximately $1,500 for its services plus postage/handling and The Bank of New York will receive a fee of approximately $3,500 for its services and for postage/handling. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial holders in accordance with applicable rules.

Annual Report

  A copy of our Annual Report on Form 10-K for the year ended December 31, 2000 (the "2000 Form 10-K") is enclosed. The 2000 Form 10-K is being furnished to you to satisfy the annual report requirements of Rule 14a-3 under the Securities Exchange Act of 1934. You may also obtain a copy without charge by writing to: Key3Media Group, Inc., 5700 Wilshire Blvd., Suite 325, Los Angeles, California 90036, Attn: Investor Relations. Our 2000 Form 10-K is also available through our website at http://www.key3media.com. Our 2000 Form 10-K is not proxy soliciting material.

Item 1. Election of Directors

Introduction

  Our Board of Directors is divided into three classes. At each annual meeting of the shareholders, a class of directors is elected for a term expiring at the annual meeting of shareholders in the third year following the year of its election. Each director will hold office until his or her successor has been elected and qualified, or the director's earlier resignation or removal. Currently, the Board of Directors consists of twelve members. While any of the original purchasers of our debentures own the debentures, they will be entitled to nominate one director. Initially, Gian Andrea Botta will serve in this capacity.

Annual Meeting

  The Board of Directors proposes the election as directors of the four persons named below under "Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2004" to hold office for a term ending at the annual meeting of shareholders to be held in 2004. While the Board of Directors does not anticipate that any of the nominees will be unable to stand for election as a director at the Annual Meeting, if that is the case, proxies will be voted in favor of such other person or persons designated by the Board of Directors.

  All nominees are currently members of the Board of Directors. Set forth below is information as of February 1, 2001 regarding the nominees and the directors continuing in office, which was furnished by them for inclusion in this Proxy Statement.

Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2004

  Pamela C. Alexander, 45                                   Director since 2000

  Pamela C. Alexander founded Alexander Communications, a firm that focuses on information technology, in 1987. In 1998 Ogilvy Public Relations acquired the assets of Alexander Communications and formed Alexander Ogilvy. At the time of the acquisition, Ms. Alexander became President and CEO of Alexander Ogilvy Public Relations Worldwide. Ms. Alexander is also a member of the board of directors of the Technology Network.

  G. Andrea Botta, 47                                       Director since 2000

  G. Andrea Botta is a Managing Director of Morgan Stanley Dean Witter and Head of the Private Investment Department, as well as President of PG Investors III, Inc., the general partner of Princes Gate Investors III, L.P. Mr. Botta joined Morgan Stanley Dean Witter in 1999. Prior to joining Morgan Stanley Dean Witter, Mr. Botta was President of Exor America, part of the Agnelli Group. Mr. Botta is also a member of the board of directors of Riverwood International.

  Jason E. Chudnofsky, 57                                   Director since 2000

  Jason E. Chudnofsky is the Vice Chairman and Chief Operating Officer of Key3Media Group, Inc. and serves as the Vice Chairman, President and Chief Executive Officer of Key3Media Events. Mr. Chudnofsky has worked at Key3Media Events since 1998. He has been a director of Ziff-Davis since 1998. From 1988 to 1997, Mr. Chudnofsky was President of the Trade Show Division of The Interface Group which was renamed SOFTBANK COMDEX when that division was acquired by SOFTBANK in 1995. In addition, Mr. Chudnofsky served as President and Chief Executive Officer of the Sands Expo and Convention Center Division from 1990 to 1995. Mr. Chudnofsky has over 15 years of experience in the events, tradeshow and conference industry. Mr. Chudnofsky is a member of the board of directors of Tech Corporation, Folio Exhibits, Inc., and Quantum Clicks, Inc.

  James F. Moore, 51                                        Director since 2000

  James F. Moore became the General Partner of GeoPartners Ventures, an Internet business development corporation, in 1999. Since January 1990, he has also been the Chairman and Chief Executive Officer of GeoPartners Research, Inc., a company specializing in providing corporate strategy advice to high technology companies. Mr. Moore is also a member of the board of directors of NaviSite, Inc. and XOSoft.

  The Board of Directors recommends a vote FOR the election of Ms. Alexander, Mr. Botta, Mr. Chudnofsky and Mr. Moore to the Board of Directors.

Directors Continuing in Office--Term Expiring in 2002

  Edward A. Bennett, 54                                     Director since 2000

  Edward A. Bennett co-founded the 212 Ventures/Investcorp Technology Fund in 2000 and is currently a partner of the venture capital fund. In addition, Mr. Bennett is Chairman of Vaultus, a wireless solutions company. Prior to founding 212 Ventures, Mr. Bennett was President and CEO of Prodigy Services. Mr. Bennett is also a member of the boards of directors of SoftNet Systems, Inc., Engage, Inc., Xceed, Inc. and Vaultus.

  John A. Pritzker, 46                                      Director since 2000

  John A. Pritzker founded Red Sail Companies in 1988, which includes Red Sail Sports and Mandara Spa, LLC. Mr. Pritzker has served as Red Sail's President since its inception. In addition, from March through June 2000, Mr. Pritzker worked for us as an employee. He has also served as a consultant to us since July 2000. Mr. Pritzker served in various executive positions within Hyatt Corporation over a 22-year period. Mr. Pritzker is also President of Hyatt Ventures, Inc.

  Bruce M. Ramer, 67                                        Director since 2001

  Bruce M. Ramer is a partner with Gang, Tyre, Ramer & Brown, Inc. Mr. Ramer is the Executive Director of the Entertainment Law Institute at the University of Southern California Law School. He also is a member of the Pacific Council on International Policy and is a member of the Board of Councilors at the University of Southern California Annenberg School for Communication. Mr. Ramer has served as the National President of the American Jewish Committee since 1998.

  Michael B. Solomon, 53                                    Director since 2000

  Michael B. Solomon is the Managing Principal of Gladwyne Partners, LLC, a private equity fund manager. Prior to founding Gladwyne Partners in July 1998, Mr. Solomon was affiliated with Lazard Freres & Co. LLC. Mr. Solomon joined Lazard Freres in 1981 becoming a Partner in 1983.

Directors Continuing in Office--Term Expiring in 2003

  Ronald D. Fisher, 53                                      Director since 2000

  Ronald D. Fisher has been the Vice Chairman of SOFTBANK Holdings Inc. since 1995. Mr. Fisher has been a director of KME since 2000. From 1990 to 1995, Mr. Fisher was the Chief Executive Officer of Phoenix Technologies Ltd., a leading developer and marketer of systems software products for personal computers. From 1984 through 1989, Mr. Fisher was the President of Interactive Systems Corporation. His prior experience also includes senior management positions at Visicorp, TRW and ICL (USA). In addition to being a director of SOFTBANK Corp., Mr. Fisher serves on the board of directors of E*Trade, Global Sports, Optimark Holdings Inc., InsWeb Corporation and People PC.

  Eric Hippeau, 49                                          Director since 2000

  Eric Hippeau is the President and Executive Managing Director of SOFTBANK International Ventures. Prior to joining SOFTBANK, Mr. Hippeau was the Chairman and Chief Executive Officer of Ziff-Davis from 1998 to 2000 and of ZD Inc. from 1993 to 2000. He joined ZD Inc. in 1989 as Publisher of PC Magazine, was named Executive Vice President of ZD Inc. in 1990, and President and Chief Operating Officer in February 1991. Prior to joining ZD Inc., Mr. Hippeau held a number of positions with IDG, including Vice President of computer publications in Latin America and Publisher of IDG's InfoWorld magazine. Mr. Hippeau is currently a Director of CNET, Global Crossing Ltd., Asia Global Crossing Ltd., Yahoo! Inc. and Starwood Hotels and Resorts Worldwide, Inc.

  Fredric D. Rosen, 57                                      Director since 2000

  Fredric D. Rosen was hired by Ziff-Davis in March 2000 to become our Chairman and Chief Executive Officer. In the 18 months preceding his employment by Ziff-Davis, he was a consultant and private investor. Mr. Rosen was previously President & Chief Executive Officer of Ticketmaster Group, Inc., a position he held for more than 16 years, from 1982 to 1998. Mr. Rosen is currently a director of Engage Technologies, Inc. and Casden Properties, Inc. Mr. Rosen is also a member of the board of directors of Go-Coop, Inc., a private company that offers business-to-business applications for hotel chains.

James A. Wiatt, 54                                          Director since 2000

  James A. Wiatt has been the President and Co-Chief Executive Officer of the William Morris Agency since August 1999. Prior to joining the William Morris Agency, Mr. Wiatt was the Co-Chairman and Co-CEO of International Creative Management. Mr. Wiatt worked at International Creative Management for 22 years. Mr. Wiatt is a member of the Board of Councilors of the USC School of Cinema-Television and is on the Board of Governors of both The Music Center of Los Angeles and The American Film Institute.

Board of Directors' Meetings and Committees

  Our Board of Directors held three meetings during the year ended December 31, 2000. During the year 2000, each of our directors attended at least 75% of the meetings of the Board of Directors and the Committees of the Board on which he or she served with the exceptions of Pamela C. Alexander and Eric Hippeau.

  Edward A. Bennett, James F. Moore and Pamela C. Alexander are the members of our Audit Committee. The primary purpose of our Audit Committee, chaired by Mr. Bennett, is to assist the Board of Directors in its oversight of our internal controls and financial statements and the audit process. The Audit Committee is also responsible for recommending for approval by the Board of Directors a firm of independent auditors whose duty it is to audit our consolidated financial statements for the fiscal year in which they are appointed. During the year 2000, our Audit Committee met two times. The report of the Audit Committee is included below.

  Ronald D. Fisher, Edward A. Bennett and Michael B. Solomon are the members of our Nominating and Compensation Committee. Our Nominating and Compensation Committee is responsible for reviewing and approving compensation levels for all of our senior executives. The Nominating and Compensation Committee is also responsible for administering our 2000 Stock Option and Incentive Plan. During the year 2000, our Nominating and Compensation Committee met four times. The report of the Compensation Committee is included below.

  Fredric D. Rosen, Jason E. Chudnofsky, Ronald D. Fisher, Eric Hippeau and John A. Pritzker are the members of our Executive Committee. The Executive Committee has, and may exercise, all the powers and authority of the Board in the management of the business and affairs of Key3Media except to the extent prohibited by the Delaware General Corporation Law at the relevant time, and may authorize the seal of Key3Media to be affixed to all papers which may require it. During the year 2000, our Executive Committee did not meet.

Employment Contracts, Termination of Employment and Change of Control
Arrangements

  The following summaries address all of the material provisions of our employment contracts with Messrs. Rosen, Chudnofsky, Knepper, Goldstein and Priest-Heck but are qualified in their entirety by the complete text of those agreements which are attached as exhibits to our registration statement.

  Fredric D. Rosen. We have entered into an employment agreement with Fredric
D. Rosen pursuant to which Mr. Rosen is entitled to:

  .  a base salary of at least $1,500,000 per year;

  . a performance bonus equal to an escalating percentage of incremental growth in "EBITDA";

  . a discretionary bonus in an amount to be determined by our Board of Directors or its Nominating and Compensation Committee;

  . options to purchase 10% of the shares of our common stock on a fully diluted basis in accordance with our Key3Media 2000 Stock Option and Incentive Plan; and

  .  a term life insurance policy in the amount of $5 million.

  The amount of the performance bonus for each year will be based on a percentage of the incremental growth in EBITDA for that year over the prior year (or earlier prior year if there has been an interim decrease in EBITDA). The percentage by which Mr. Rosen's performance bonus will be calculated will vary depending on the rate of the growth in EBITDA but will not exceed 5%. For this purpose "EBITDA" means our consolidated reported earnings for that year, as adjusted to:

  . add back interest, taxes, depreciation and amortization, all as determined by our independent auditors;

  .  exclude unusual non-recurring items;

  . exclude charges related to his performance bonus, similar bonuses paid to other executive officers and any other earnings-related bonuses exceeding $150,000 per year; and

  . exclude any charges to earnings attributable to payments to affiliates that are in excess of the fair market value of goods sold or services rendered.

  If there is a change in control, as defined in his contract, of our company, Mr. Rosen's options will vest immediately and become immediately exercisable or he may elect a cash payment in place of the options. The amount of the cash payment for the options will be determined based on the manner of the change of control. In addition, Mr. Rosen will, upon a change of control, receive an amount which, on an after-tax basis (including federal income and excise taxes, and state and local income taxes) is equal to the excise tax, if any, imposed by the Internal Revenue Code.

  Our contract with Mr. Rosen expires on February 28, 2005. We may terminate his employment for cause or disability (each as defined in his contract), without cause, or upon his death. Mr. Rosen may terminate his employment for good reason (as defined in his contract) upon 30 days' written notice. Any termination of his employment is subject to the following conditions:

  . Regardless of the reason for such termination, we will pay him his base salary through the date of the termination.

  . If his employment is terminated as a result of his disability or death, we will pay to him or his estate one year's worth of base compensation plus the prorated portion of any annual incentive bonus he would have received for the year of such termination.

  . If we terminate his employment for cause or he voluntarily terminates his own employment, but without good reason, we will have no additional obligations to him.

  . If after February 28, 2001, we terminate his employment other than for disability or cause or he terminates his employment for good reason, then we will pay him both twice his then current salary and twice his most recent performance bonus, spread over the succeeding two years, and all of his options to purchase our stock will fully vest.

  Mr. Rosen's employment contract prohibits him, without our written consent, from competing with us or our subsidiaries for a period of two years commencing upon the termination of his employment.

  Jason E. Chudnofsky. We have entered into an employment agreement with Jason
E. Chudnofsky pursuant to which he is entitled to:

  .  a base salary of at least $950,000 per year;

  . a performance bonus equal to 40% of the annual performance bonus received by Mr. Rosen, or, if Mr. Rosen has been replaced by a successor, then a performance bonus equal to an escalating percentage of incremental growth in EBITDA, but will not exceed 2%;

  . a discretionary bonus comprised of cash and/or stock equal to 40% of the discretionary bonus received by Mr. Rosen, or Mr. Rosen's successor;

  . options to purchase 750,000 shares of our common stock in accordance with the Key3Media 2000 Stock Option and Incentive Plan; and

  .  a life insurance policy in the amount of $2 million.

  In addition to the options to purchase 750,000 shares that Mr. Chudnofsky is entitled to pursuant to his employment agreement with us, he still retains options to purchase 3,000,000 shares of our common stock, which he was awarded under his initial contract with us.

  If there is a change in control, as defined in his contract, of our company, Mr. Chudnofsky's options will vest immediately and become immediately exercisable or he may elect to receive a cash payment in place of the options. The amount of the cash payment for the options will be determined based on the manner of the change of control. In addition, Mr. Chudnofsky will, upon a change of control, receive an amount which, on an after-tax basis (including federal income and excise taxes, and state and local income taxes) is equal to the excise tax, if any, imposed by the Internal Revenue Code.

  Our contract with Mr. Chudnofsky expires on December 31, 2004. We may terminate his employment for cause or disability (each as defined in his contract), without cause, or upon his death. Mr. Chudnofsky may terminate his employment at any time for good reason. Any termination of his employment is subject to the following conditions:

  . Regardless of the reason for such termination, we will pay him his base salary through the date of the termination.

  . If his employment is terminated as a result of his disability or death, we will pay to him or his estate one year's worth of base compensation plus the prorated portion of any annual incentive bonus he would have received for the year of such termination.

  . If we terminate his employment for cause, or Mr. Chudnofsky voluntarily terminates his own employment without good reason, we will have no additional obligations to him.

  . If we terminate his employment at the end of the term of his contract other than for disability or cause or Mr. Chudnofsky terminates his employment at any time for good reason, then we will (i) pay
     Mr. Chudnofsky his base salary at the level in effect as of the date of termination, (ii) pay Mr. Chudnofsky twice his most recent performance bonus, spread in monthly payments, and (iii) fully vest all options of common stock granted to him under our Key3Media plan.

  Mr. Chudnofsky's employment contract prohibits him, without our written consent, from competing with us or our subsidiaries for a period of two years commencing upon the termination of his employment.

  Peter B. Knepper. We have entered into an employment agreement, dated as of March 1, 2000, with Peter B. Knepper pursuant to which Mr. Knepper is entitled to:

  . a base annual salary of at least $525,000 in the first three contract years and $550,000 during the final two contract years;

  . a performance bonus in an amount to be determined by our Board of Directors or its Nominating and Compensation Committee; provided, however, that in no event shall the bonus be less than $125,000 for the first contract year and $150,000 for the final four contract years;

  . options to purchase 1,000,000 of the shares of our common stock in accordance with the Key3Media 2000 Stock Option and Incentive Plan; and

  .  a term life insurance policy in the amount of $2 million.

  If there is a change in control, as defined in his contract, of our company, Mr. Knepper's options will vest immediately and become immediately exercisable or he may elect to receive a cash payment in place of the options. The amount of the cash payment for the options will be determined based on the manner of the change in control. In addition, Mr. Knepper will, upon a change in control, receive an amount which, on an after-tax basis (including federal income and excise taxes, and state and local income taxes) equal to the excise tax, if any, imposed by the Internal Revenue Code.

  Our contract with Mr. Knepper expires on February 28, 2005. We may terminate his employment for cause or without cause (as defined in his contract) or if he has a disability (as defined in his contract). Mr. Knepper may terminate his employment at any time for good reason (as defined in his contract). Any termination of his employment is subject to the following conditions:

  . Regardless of the reason for such termination, we will pay him his base salary through the date of the termination.

  . If his employment is terminated as a result of his disability or death, we will pay to him or his estate one year's worth of base compensation plus the prorated portion of any annual performance bonus he would have received for the year of such termination.

  . If we terminate his employment for cause or Mr. Knepper voluntarily terminates his own employment, but without good reason, we will have no additional obligations to him.

  . If we terminate his employment, other than for disability or cause, or Mr. Knepper terminates his employment for good reason, then we will pay him both twice his then current salary and twice his most recent performance bonus, spread over the succeeding two years, and all of his options to purchase our common stock will fully vest.

  Mr. Knepper's employment contract prohibits him, without our written consent, from competing with us or our subsidiaries for a period of two years commencing upon the termination of his employment.

  Ned S. Goldstein. We have entered into an employment agreement, dated as of March 1, 2000, with Ned S. Goldstein pursuant to which Mr. Goldstein is entitled to:

  . a base salary of at least $525,000 per year in the first three contract years and $550,000 during the final two contract years;

  . a performance bonus in an amount to be determined by our Board of Directors or its Nominating and Compensation Committee; provided, however, that in no event shall the bonus be less than $125,000 for the first contract year and $150,000 for the final four contract years;

  . options to purchase 1,000,000 of the shares of our common stock in accordance with the Key3Media 2000 Stock Option and Incentive Plan; and

  .  a term life insurance policy in the amount of $2 million.

  If there is a change in control, as defined in his contract, of our company, Mr. Goldstein's options will vest immediately and become immediately exercisable or he may elect to receive a cash payment in place of the options. The amount of the cash payment for the options will be determined based on the manner of the change in control. In addition, Mr. Goldstein will, upon a change in control, receive an amount which, on an after-tax basis (including federal income and excise taxes, and state and local income taxes) is equal to the excise tax, if any, imposed by the Internal Revenue Code.

  Our contract with Mr. Goldstein expires on February 28, 2005. We may terminate his employment for cause or disability (each as defined in his contract), without cause, or upon his death. Mr. Goldstein may terminate his employment at any time for good reason (as defined in his contract). Any termination of his employment is subject to the following conditions:

  . Regardless of the reason for such termination, we will pay him his base salary through the date of the termination.

  . If his employment is terminated as a result of his disability or death, we will pay to him or his estate one year's worth of base compensation plus the prorated portion of any annual performance bonus he would have received for the year of such termination.

  . If we terminate his employment for cause or he voluntarily terminates his own employment, but without good reason, we will have no additional obligations to him.

  . If we terminate his employment other than for disability or cause, or he terminates his employment for good reason, then we will pay him both twice his then current base salary and twice his most recent performance bonus, spread over the succeeding two years, and all of his options to purchase our common stock will fully vest.

  Mr. Goldstein's employment contract prohibits him, without our written consent, from competing with us or our subsidiaries for a period of two years commencing upon the termination of his employment.

  Robert Priest-Heck. We have entered into an employment agreement, dated as of July 2000, with Robert Priest-Heck pursuant to which Mr. Priest-Heck is entitled to:

  .  a base salary of $500,000 per year;

  . a performance bonus in an amount to be determined by our Board of Directors or its Nominating and Compensation Committee; provided, however, that in no event shall the bonus for a full year be less than $125,000;

  . options to purchase 500,000 of the shares of our common stock in accordance with the Key3Media 2000 Stock Option and Incentive Plan.

  Our contract with Mr. Priest-Heck expires on June 30, 2004. We may terminate his employment for cause, for disability (each as defined in his contract), without cause, or in the event of death. Mr. Priest-Heck may terminate his employment at any time for good reason (as defined in his contract). Any termination of his employment is subject to the following conditions:

  . Regardless of the reason for such termination, we will pay him all compensation through the date of the termination, including (unless the termination is for cause) a pro rata portion of the performance bonus.

  . If Mr. Priest-Heck's employment terminates for any reason other than for or by virtue of cause, death, disability, or his voluntary termination, we will pay the base salary and performance bonus for the remainder of the contract.

  Mr. Priest-Heck's employment contract prohibits him, without our written consent, from competing with us or our subsidiaries for a period of two years commencing upon the termination of his employment.

Compensation of Directors

  Directors who are also our employees or consultants receive no additional compensation for their services as directors. Directors who are not our employees will receive fees of $1,000 for each meeting of the board of directors and $1,000 for each meeting of any committee of the board of directors that they attend. Non-employee directors as of October 20, 2000, with the exception of Mr. Botta, were granted options to purchase 30,000 shares of our common stock at a conversion price of $8.00 per share with a vesting schedule of 10,000 shares per year for each year they serve as a director. Non-employee directors who served on the board as of November 21, 2000, with the exception of Mr. Botta, also received a one-time grant of 10,000 shares of our common stock at a conversion price of $11.375 with a vesting schedule of three equal annual installments. All such grants were made pursuant to our Key3Media 2000 Stock Option and Incentive Plan. Mr. Botta did not receive options because he is a director pursuant to the contract the original purchasers of our debentures entered into with us. Mr. Solomon assigned all of his options to Invemed Catalyst Fund L.P.

  Mr. Pritzker was one of our employees from March through June 2000. During these months as an employee, Mr. Pritzker received a monthly salary of $41,666.67. In July 2000, Mr. Pritzker ceased his role as our employee and began consulting for us. For his consulting services, we pay Mr. Pritzker a monthly fee of $25,000. We do not have a written contract with Mr. Pritzker.

Executive Compensation

  The following table contains certain compensation information for Fredric D. Rosen, who has served as our chief executive officer since March 2000, and the four other most highly compensated executive officers who were serving as our executive officers at the end of our last completed fiscal year. All of the information in this and the next two tables reflects compensation paid in accordance with our compensation and benefit plans.

                          Summary Compensation Table

                                                     Long-Term
                                                    Compensation
                                                   --------------
                            Annual Compensation      Securities
   Name and Principal    -------------------------   Underlying       All other
        Position         Year Salary ($) Bonus ($) Options (#)(1)  Compensation ($)
   ------------------    ---- ---------- --------- --------------  ----------------
Fredric D. Rosen........ 2000 1,250,000  1,000,000   9,573,333           33,456(6)
 Chairman and Chief
  Executive Officer

Jason E. Chudnofsky..... 2000   805,141    300,000   3,750,000        2,087,916(7)
 Vice Chairman and Chief 1999   800,000     91,200      19,850(2)        28,720(7a)
  Operating Officer      1998   800,000    288,493     210,738(3)        95,023(7b)

Peter B. Knepper........ 2000   440,865    200,000   1,000,000           12,791(8)
 Executive Vice-
  President and
 Chief Financial Officer

Ned S. Goldstein........ 2000   440,865    200,000   1,000,000           20,840(9)
 Executive Vice
  President,
 General Counsel and
  Secretary

Robert Priest-Heck...... 2000   417,691    150,000     500,000           16,051(10)
 Chief Operating         1999   245,833     89,369      15,439(4)        49,505(10a)
  Officer,               1998   200,000     95,324      32,766(5)        13,541(10b)
 Key3Media Events, Inc.

--------
(1) These options, which were granted under the Key3Media 2000 Stock Option and Incentive Plan, will vest over four years from the date of grant.

(2) Includes options to purchase an aggregate of 45,000 shares of Ziff-Davis common stock and ZDNet common stock, which were converted to options to purchase shares of CNET common stock.

(3) Includes options to purchase an aggregate of 352,500 shares of Ziff-Davis common stock and ZDNet common stock, which were converted to options to purchase 133,053 shares of CNET common stock, and 77,685 shares of repriced Softbank options.

(4) Includes options to purchase an aggregate of 35,000 shares Ziff-Davis common stock and ZDNet common stock, which were converted to options to purchase shares of CNET common stock.

(5) Includes options to purchase 15,000 shares of ZDNet common stock, which were converted to options to purchase 8,898 shares of CNET common stock, and 23,868 shares of repriced Softbank options.

(6) Represents $27,388 for health, life and disability insurance premiums and $6,068 for medical reimbursement paid for by the Company.

(7) Represents $2,053,129 paid to the executive as part of the Company's non-recurring compensation charge of $3.0 million related to compensation granted by former owner Ziff-Davis to two executives of the Company, matching contributions of $5,250 to the executive's 401(k) plan and $29,396 for health, life and disability insurance premiums and $141 for medical reimbursement paid for by the Company.

(7a) Reflects contributions to Ziff-Davis' defined contribution plan, group term life insurance and reimbursement of medical expense.

(7b) Includes a payment of $75,735 relating to the termination of a defined benefit plan.

(8) Represents health, life and disability insurance premiums paid for by the Company.

(9) Represents matching contributions of $5,250 to the executive's 401(k) plan, $10,457 for health, life and disability insurance premiums and $5,133 for medical reimbursement paid for by the Company.

(10) Represents matching contributions of $5,250 to the executive's 401(k) plan and $10,801 for health, life and disability insurance premiums paid for by the Company.

(10a) Includes a retroactive salary increase of $31,442.

(10b) Reflects contributions to Ziff-Davis' defined contribution plan, group term life insurance and reimbursement of medical expense.

                             Option Grants in 2000

  The following table summarizes stock option grants to each of the persons named in the Summary Compensation Table during 2000.

                                                                                  Potential Realized Value at
                          Number of   Percent of             Market              Assumed Annual Rate of Stock
                         Securities  Total Options Exercise Price on             Price Appreciation for Option
                         Underlying   Granted to   of Base    Date                           Term
   Name and Principal      Options   Employees in   Price   of Grant Expiration -------------------------------
        Position         Granted (#)   2000 (%)     ($/Sh)    ($)       Date     0% ($)     5% ($)    10% ($)
   ------------------    ----------- ------------- -------- -------- ---------- --------- ---------- ----------
Fredric D. Rosen........  4,786,667                $ 5.000    6.00    8/20/10   4,786,667 22,848,520 50,558,948
 Chairman and Chief       4,786,666      41.9      $11.000    6.00    8/20/10           0          0 21,838,949
 Executive Officer

Jason E. Chudnofsky.....  1,500,000                $ 5.000    6.00    8/20/10   1,500,000  7,160,052 15,843,682
 Vice Chairman and Chief  1,500,000                $11.000    6.00    8/20/10           0          0  6,843,682
 Operating Officer          750,000      16.4      $10.750   10.75    12/3/10           0  5,070,463 12,849,549

Peter B. Knepper........    500,000                $ 5.000    6.00    8/20/10     500,000  2,386,684  5,281,227
 Executive Vice-            500,000       4.4      $11.000    6.00    8/20/10           0          0  2,281,227
 President
 and Chief Financial
 Officer

Ned S. Goldstein........    500,000                $ 5.000    6.00    8/20/10     500,000  2,386,684  5,281,227
 Executive Vice-            500,000       4.4      $11.000    6.00    8/20/10           0          0  2,281,227
 President,
 General Counsel and
 Secretary

Robert Priest-Heck......    250,000                $ 5.000    6.00    8/20/10     250,000  1,193,342  2,640,614
 Chief Operating            250,000       2.2      $11.000    6.00    8/20/10           0          0  1,140,614
 Officer, Key3Media
 Events, Inc.

        Aggregated Option Exercises in 2000 and Year-End Option Values

  The following table summarizes aggregate option exercises by each of the persons named in the Summary Compensation Table during 2000 and the value of the options held by them as of December 31, 2000:

                                                        Number of Securities         Value of Unexercised
                                                       Underlying Unexercised       In-the-Money Options at
                                                       Options at Year-End (#)           Year-End ($)
   Name and Principal    Shares Acquired    Value     ---------------------------  -------------------------
        Position         on Exercise (#) Realized ($) Exercisable   Unexercisable  Exercisable Unexercisable
   ------------------    --------------- ------------ -----------   -------------  ----------- -------------
Fredric D. Rosen........          0              0     1,795,000      7,778,333    12,906,050   27,206,216
 Chairman and Chief
 Executive Officer

Jason E. Chudnofsky.....          0              0             0      3,750,000             0   13,650,000
 Vice Chairman and                                       215,749(1)           0     1,027,885
 Chief Operating Officer                                  35,685(2)                   822,813

Peter B. Knepper........          0              0       187,500        812,500     1,348,125    2,841,875
 Executive Vice-President
 and Chief Financial
 Officer

Ned S. Goldstein........          0              0       187,500        812,500     1,348,125    2,841,875
 Executive Vice President,
 General Counsel and
 Secretary

Robert Priest-Heck......          0              0             0        500,000             0    2,095,000
 Chief Operating Officer,    11,467(1)      68,353             0              0             0            0
 Key3Media Events, Inc.       1,000(2)     109,026         3,774(2)       6,498(2)     87,020      149,829

--------
(1) Options originally granted by Ziff-Davis and ZDNet to purchase Ziff-Davis common stock and ZDNet common stock, converted to options to purchase CNET common stock. After the spin-off of Key3Media, ZDNet merged with CNet and the number of shares and exercise price were adjusted accordingly.

(2) Options to purchase Softbank common stock.

                          RELATED PARTY TRANSACTIONS

Distribution Agreement

   In 2000, we, Key3Media Events and Ziff-Davis entered into a distribution agreement which provided for the principal corporate transactions required to effect the distribution and indemnities for liabilities relating to our respective businesses. The following summary addresses all of the material provisions of the distribution agreement but is qualified in its entirety by the complete text of the distribution agreement which was previously filed as an exhibit to our registration statement on Form S-1 (No. 333-36828)

   Pursuant to the distribution agreement, Ziff-Davis transferred to Key3Media Events all of the subsidiaries through which it conducted its tradeshow and other event businesses and in exchange we issued to Ziff-Davis the shares that were distributed in the distribution. Ziff-Davis delivered these shares to the distribution agent. Pursuant to the distribution agreement on or before the distribution date:

  .  Key3Media Events borrowed $330 million under a credit facility;

  . we issued and sold $75 million initial principal amount of debentures and warrants;

  . Key3Media Events repaid its existing external borrowings of $150 million and the $232 million it owed to Ziff-Davis; and

  .  we paid a dividend of approximately $43 million to Ziff-Davis.

   Under the distribution agreement, we will indemnify Ziff-Davis against third-party claims to the extent they arise out of or result from:

  .  our businesses;

  .  pending litigation against us;

  .  a breach of the distribution agreement; or

  . any misstatements in or omissions from the registration statement on Form S-1 (No. 333-36828) that relate to us or our subsidiaries, the offering, the debentures, the warrants or Key3Media Events' borrowings under the credit facility.

   Under the distribution agreement, Ziff-Davis will indemnify us against third-party claims to the extent they arise out of or result from:

  .  any of Ziff-Davis' businesses other than our businesses;

  . the class actions and derivative suits described in Note 13 to our historical combined financial statements or any shareholder derivative suits that relate to or arise out of the distribution or restructuring;

  . any failure of the ZD Retirement & Savings Plan to be fully funded as of the distribution date;

  .  any breach of the distribution agreement;

  . any misstatements in or omissions from the registration statement on Form S-1 (No. 333-36828) that relate to Ziff-Davis or its subsidiaries (other than us or our subsidiaries) or the distribution; or

  .  the distribution.

   The distribution agreement also includes an allocation of taxes and related cross-indemnities.

   In 2000, Ziff-Davis and its subsidiary ZDNet were acquired by CNet
Networks.

Agreement to Produce our Japanese Events

   SOFTBANK Forums KK, a subsidiary of SOFTBANK Corp., owns our events in Japan, including among others COMDEX/Japan and N+I Japan. In particular, SOFTBANK Forums owns the profit or loss from our Japanese events and all venue leases and contractual rights against third parties associated with our Japanese events.

   We provide technical assistance and accounting and administrative services to SOFTBANK Forums and we have licensed it to use our trademarks in Japan. We negotiate a fee for our technical assistance each year depending on the level of services we have provided. For our accounting and administrative services, we receive a fee equal to 25% of all of the money that we collect in the United States on behalf of SOFTBANK Forums. SOFTBANK Forums also pays us a royalty of 10% of gross revenues from our events in Japan. All of the royalty and service fees that we receive from SOFTBANK Forums are capped at the lesser of 20% of gross margins and 5% of gross revenues.

Registration Rights Agreement

   We have granted to SOFTBANK and its affiliates customary registration rights with respect to the shares they received in the distribution.

                                   FINANCING

Credit Facility

   In 2000 Key3Media Events entered into a credit facility with a syndicate of banks which consisted of two term loan facilities and a revolving credit facility. The principal amount of the first term loan was $75 million which will mature five years from the date Key3Media Events entered into the credit facility. The first term loan will be repaid quarterly in annual amounts equal to 10% of the original principal amount of the loan in the first year, 15% in the second year, 20% in the third year, 25% in the fourth year and the remaining 30% in the fifth and final year. The principal amount of the second term loan will be $255 million which will mature six years from the date we entered into the credit facility. The second term loan will be repaid in equal quarterly amounts during the final year of its term, subject to amortization of approximately 1% per year prior to the final year. Key3Media Events will borrow $330 million under the term loan facilities on or before this distribution date. In 2000 we made early repayments of $30 million on our bank borrowings.

   The revolving credit facility will commit the banks to lend up to $50 million to Key3Media Events for general corporate purposes. Key3Media Events may borrow, repay and re-borrow under the revolving loan facility until the fifth anniversary of the date on which Key3Media Events enters into the credit facility at which time Key3Media Events must repay any amounts outstanding under the revolving credit facility. Key3Media Events will not borrow any money under the revolving credit facility on or before the distribution date.

   At Key3Media Events' election, loans under the credit facility will bear interest at a margin over, (1) the higher of the federal funds rate plus 1/2% and Citibank, N.A.'s base rate or (2) the London interbank offered rate, or LIBOR. The margin Key3Media Events pay will vary between 0.75% and 3.75% depending on (a) what Key3Media Events chooses as our base rate and (b) the ration of our total debt to EBITDA.

   The credit facility provides that Key3Media Events may prepay the loans at its election, in whole or in part, at any time and without premium or penalty (other than costs associates with the early termination of the interest period). In addition, Key3Media Events may be required to prepay the loans under the credit facility based upon net cash proceeds of asset sales outside the ordinary course of its business, the net cash proceeds of additional debt and a portion of its excess cash flow (as defined in the credit agreement).

   The credit facility also contains customary maintenance covenants, including the following financial covenants: a total leverage test and an interest coverage test. We presently expect Key3Media Events to be able to comply with these covenants. The credit facility also imposes restrictions on the incurrence of debt, payment of dividends, creation of liens, sales of assets, mergers and consolidations, and other matters. Loans incurred under the credit facility are guaranteed by each of Key3Media Events' wholly owned subsidiaries and will be secured by substantially all of Key3Media Events' and their assets, including accounts receivable and fixed assets, in each case subject to some exceptions.

   The credit facility will contain standard events of default including, but not limited to: (1) defaults in the payment of principal, premium or interest,
(2) defaults in the compliance with covenants contained in the credit facility, (3) cross defaults on other indebtedness, (4) failure to pay judgments that have not been stayed by appeal or otherwise and (5) certain bankruptcy events.

Zero Coupon Senior Debentures

   In 2000 we issued zero coupon senior debentures with an initial principal amount of $75 million. The purchasers paid $72,937,500 for the debentures and the warrants described below. The principal amount of the debentures will accrete at a rate of 12% per year, compounded quarterly, for the first five years and 15% per year, compounded quarterly, after that. If our consolidated ratio of debt to EBITDA in the previous four quarters is higher than 4.50:1.00, the accretion rate will increase by 1.25% until the ratio falls below 4.50:1.00 for the previous four quarters. The debentures will mature seven years and nine months after they were issued.

   We can redeem the debentures at any time before the first anniversary of the issuance of the debentures at 112% of the initial principal amount. On or after the first but before the fifth anniversary of the issuance, we can redeem the debentures at 100% of their accreted principal amount. On or after the fifth anniversary, we cannot redeem the debentures.

   If a change of control occurs as defined in the debentures, the purchasers of the debentures have the right to sell them back to us at the redemption prices described above.

   The debentures impose restrictions on the issuance of equity, incurrence of debt, payment of dividends, creation of liens, sales of assets, mergers and consolidations and other matters. The debentures will also contain standard events of default including, but not limited to:

  .  defaults in the payment of principal, premium or interest,

  .  defaults in the compliance with covenants contained in the debentures,

  .  cross defaults on other indebtedness,

  . failure to pay judgments that have not been stayed by appeal or otherwise; and

  .  certain bankruptcy events.

   The original purchasers of the debentures will also have the right to appoint one of our directors so long as any of them or their affiliates owns any of the debentures.

Warrants

   The purchasers of our debentures received warrants to purchase 6.8 million shares of our common stock at $6.00 per share subject to customary anti-dilution rights. Cashless exercise is permitted and the warrants will expire seven years after they are issued, except that if the number of shares that may be purchased upon exercise of the warrants increases on any anniversary of the issue date, then the warrants will expire as to those additional shares seven years after that anniversary.

   If the debentures are redeemed within 22 months after they are issued, the number of shares that must be issued upon exercise of the warrants will decrease by 523,000. If the debentures are still outstanding on those anniversaries, the number of shares that must be issued upon exercise of the warrants will increase by 1.5 million on the second and third anniversaries of the issuance of the debentures and by 1.75 million on the fourth and fifth anniversaries.

   The warrant holders may require that we register for public sale our common stock issuable upon exercise of the warrants but cannot require more than once in any six-month period. In addition, if we otherwise choose to register our common stock, the warrant holders can require that we include in the registration statement any common stock issuable upon exercise of the warrants. Except for underwriting discounts and commissions, we will bear all expenses related to these registrations.

              REPORT OF THE NOMINATING AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Nominating and Compensation Committee consisted in 2000 of Ronald D. Fisher, Edward A. Bennett and Michael B. Solomon. The Nominating and Compensation Committee is responsible for overseeing and approving compensation levels for all of our senior executives, including the Named Executive Officers and other executive officers. As part of this responsibility, the Nominating and Compensation Committee administers our 2000 Stock Option and Incentive Plan.

  This discussion constitutes the report of the Compensation Committee.

Compensation Policies

  To perpetuate the sense of partnership and teamwork that exists among Key3Media's senior professionals, to reinforce the alignment of employee and shareholder interests and to help Key3Media attract and retain key executives on whose effort and judgment the continued success of the firm largely depends, the Board of Directors adopted the Key3Media 2000 Stock Option and Incentive Plan. The Key3Media 2000 Stock Option and Incentive Compensation Plan is one of the ways through which each of Key3Media's senior executives, including Mr. Rosen and each of the other named Executive Officers, is compensated.

Compensation of the Chief Executive Officer

 Deductibility of Compensation

  Section 162(m) of the Internal Revenue Code of 1986 places a limit on the tax deduction for compensation that is not performance based in excess of $1 million paid to certain "covered employees" of a publicly held corporation (generally the corporation's chief executive officer and its next four most highly compensated executive officers in the year that the compensation is paid). Pursuant to a special rule in the regulations promulgated under Section 162(m) that applies to companies, such as Key3Media, that are spun-off from publicly held corporations, the deductibility of certain of Key3Media's performance based compensation payments currently is not subject to certain of the requirements of Section 162(m). Key3Media will be subject to the ordinary rules of Section 162(m) with respect to compensation paid after the first regularly scheduled shareholders meeting after August 21, 2001. Compensation payments that are not performance based will be subject to the limits of
Section 162(m) regardless of when they are paid. Some, but not all, of the payments by Key3Media to covered employees are intended to comply with the restrictions of Section 162(m).

Conclusion

  Key3Media's 2000 Stock Option and Incentive program was designed to link the compensation of Key3Media's senior executives with the performance of Key3Media in order to reinforce the alignment of employee and shareholder interests. It also was intended to provide the flexibility necessary to retain those senior executives who management believes are critical to the continued success of Key3Media, and to provide compensation that is comparable with the compensation paid by Key3Media's closest competitors for senior executives. We believe that Key3Media's 2000 Stock Option and Incentive Plan met these objectives in 2000.

                                         Nominating and Compensation Committee:

                                                               Ronald D. Fisher
                                                              Edward A. Bennett
                                                             Michael B. Solomon

                         STOCK PRICE PERFORMANCE GRAPH

  The following graph compares the performance of an investment in Common Stock from August 18, 2000 through December 31, 2000 with an investment in the S&P 500 Index or in the NASDAQ Non-Financial Index from July 31, 2000 through December 31, 2000. The graph assumes $100 was invested on August 18, 2000 in the Common Stock and on July 31, 2000 in the S&P 500 Index and in the NASDAQ Non-Financial Index and the reinvestment of dividends on the date of payment without payment of any commissions. Dollar amounts in the graph are rounded to the nearest whole dollar. The performance shown in the graph represents past performance and should not be considered an indication of future performance.


                        [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period           KEY3MEDIA                    NASDAQ
(Fiscal Year Covered)        GROUP, INC.    S & P 500     NON-FINANCIAL
-------------------          ----------     ---------     -------------
Measurement Pt- 8/18/2000    $100.00        $100.00       $100.00
FYE  12/31/2000              $203.13        $ 92.73       $ 63.23

--------
* The graph is based on an initial stock price of $6 per share, the price at which the Common Stock was offered in our initial public offering; the last sale price on the NYSE on the first day of trading was $6.

                         REPORT OF THE AUDIT COMMITTEE

  The Audit Committee's purpose is to assist the Board of Directors in its oversight of Key3Media's internal controls, financial statements and the audit process. The Board of Directors, in its business judgment, has determined that all members of the Committee are "independent", as required by applicable listing standards of the NYSE. The Committee operates pursuant to a Charter that was last amended and restated by the Board on March 28, 2001; a copy of the current Charter is attached to this proxy statement as Annex A.

  Management is responsible for the preparation, presentation and integrity of Key3Media's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

  In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Committee has also considered whether the provision of information technology consulting services relating to financial information systems design and implementation and other non-audit services by the independent auditors is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence.

  Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Committee referred to below and in the Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000.

  The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of Key3Media's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact "independent".

                                                               Audit Committee:

                                                              Edward A. Bennett
                                                                 James F. Moore
                                                            Pamela C. Alexander

                      BENEFICIAL OWNERSHIP OF MANAGEMENT

  The following table contains information about our common stock beneficially owned by Fredric D. Rosen, our current Chairman and Chief Executive Officer, and our four other most highly compensated executive officers, by each of our directors and by all of our directors and executive officers as a group.

                                                         Number of   Percent of
Beneficial Owner(1)                                      Shares (#)   Class (%)
-------------------                                      ----------  ----------
Executive officers named in summary compensation table:
Fredric D. Rosen(2).....................................  3,212,222     4.94
Jason E. Chudnofsky(3)..................................    796,875     1.23
Peter B. Knepper(4).....................................    375,667      *
Ned S. Goldstein(4).....................................    375,667      *
Robert Priest-Heck......................................      9,827      *

Our directors:
Fredric D. Rosen........................................  3,212,222     4.94
Edward A. Bennett.......................................     41,667      *
Jason E. Chudnofsky.....................................    796,875     1.23
Ronald D. Fisher........................................      2,500      *
Eric Hippeau............................................      5,790      *
James F. Moore..........................................        --       *
John A. Pritzker(5).....................................    575,833      *
Michael B. Solomon(6)...................................  4,166,667     6.41
G. Andrea Botta(7)......................................  6,800,000    10.45
Pamela C. Alexander.....................................        --       *
James A. Wiatt..........................................        --       *
Bruce M. Ramer..........................................     25,000      *
Our directors and executive officers as a group......... 16,387,715    25.20

-------
 *  Less than one percent.

(1) For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of common stock that such person or group has the right to acquire within 60 days after March 30, 2001. For purposes of computing the percentage of outstanding common stock held by each person or group, any shares that such person or group has the right to acquire within 60 days after March 30, 2001 are deemed outstanding but are not deemed outstanding for purposes of computing the percentage of any other person or group.

(2) Holding includes 20,000 shares of common stock as trustee for his children's trust and right to acquire beneficial ownership of 2,792,222 shares of common stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan.

(3) Holding includes right to acquire beneficial ownership of 796,875 shares of common stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan.

(4) Holding includes right to acquire beneficial ownership of 291,667 shares of common stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan.

(5) Holding includes right to acquire beneficial ownership of 145,833 shares of common stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan.

(6) Owned by Invemed Catalyst Fund, L.P. Mr. Solomon disclaims beneficial ownership of these securities to the extent of his pecuniary interest therein.

(7) Mr. Botta is a Managing Director of Morgan Stanley Dean Witter and Head of the Private Investment Department, as well as President of PG Investors III, Inc., the general partner of Princes Gate Investors III, L.P. The table includes 6.8 million shares of common stock which will be exercisable pursuant to warrants to be held by Princes Gate Investors III, L.P. and certain other entities (collectively, the "Princes Gate Entities") that pursuant to partnership or investment management agreements, have given sole investment management authority to PG Investors III, Inc., which is a direct, wholly owned subsidiary of Morgan Stanley Dean Witter & Co. Mr. Botta disclaims beneficial ownership of the shares held by the Princes Gate Entities.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of March 30, 2001, the only persons known by us to be beneficial owners of more than 5% of our Common Stock were as follows:

                                                          Number of   Percent of
Beneficial Owner(1)                                       Shares (#)  Class (%)
-------------------                                       ----------  ----------
SOFTBANK America Inc.(2)................................. 35,809,678    55.06
SOFTBANK Holdings Inc.(3)................................ 35,810,000    55.06
SOFTBANK Corp.(4)........................................ 35,810,000    55.06
Masayoshi Son(5)......................................... 35,810,000    55.06
Invemed Catalyst Fund, L.P.(6)...........................  4,166,667     6.41
Gotham Capital V, LLC(7).................................  2,398,800     3.69
Joel M. Greenblatt(8)....................................  2,520,100     3.87
Robert L. Goldstein(9)...................................  2,398,800     3.69

--------
(1) For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of common stock that such person or group has the right to acquire within 60 days after August 9, 2000. For purposes of computing the percentage of outstanding common stock held by each person or group, any shares that such person or group has the right to acquire within 60 days after August 9, 2000 are deemed outstanding but are not deemed outstanding for purposes of computing the percentage of any other person or group.

(2) SOFTBANK America Inc.'s address is 10 Langley Road, Suite 403, Newton Center, MA 02459.

(3) Includes shares owned by SOFTBANK America Inc. and 645 shares owned by SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by SOFTBANK Holdings Inc. SOFTBANK Holdings Inc.'s address is 10 Langley Road, Suite 403, Newton Center, MA 02459.

(4) Includes shares owned by SOFTBANK America Inc. and SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by SOFTBANK Corp. SOFTBANK Corp.'s address is 24-1 Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103, Japan.

(5) Includes shares owned by SOFTBANK America Inc. and SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by Mr. Son (who owns 7.95% of SOFTBANK Corp. and is its President). Mr. Son's address is c/o SOFTBANK Corp., 24-1 Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103, Japan.

(6) Invemed Catalyst Fund, L.P.'s address is 375 Park Avenue, Suite 2205, New York, New York 10152. The general partner of the Fund is Invemed Catalyst GenPar, LLC, a Delaware limited liability company ("Catalyst GenPar"). The managing members of Catalyst GenPar are Gladwyne Catalyst GenPar, LLC, a Delaware limited liability company ("Gladwyne GenPar"), and Invemed Securities, Inc., a New York corporation ("Invemed"). The business address of the Gladwyne GenPar is 435 Devon Park Drive, Building 500, Wayne, PA 19087. The business address of Invemed is 375 Park Avenue, Suite 2205, New York, New York 10152. The members of Gladwyne GenPar are Michael B. Solomon, a United States citizen ("Solomon"), Philip P. Young, a United States citizen ("Young"), Suzanne M. Present, an Australian citizen ("Present"), Robert B. Friedman, a United States citizen ("Friedman"), and Katherine Casoria, a United States citizen ("Casoria"). Catalyst GenPar, as the general partner of the Fund, has the sole power to vote and dispose of the 4,166,667 Shares owned by the Fund. Each of Gladwyne GenPar and Invemed, as managing members of Catalyst GenPar, may be deemed to have shared voting and dispositive power over the Shares. Each of Gladwyne GenPar, Invemed, Solomon, Young, Present, Friedman, Casoria and Langone disclaim beneficial ownership of such Shares for all other purposes.

(7) Shares reported for Gotham V exclude 1,859,800 shares referenced in a "swap" transaction with, and which may be held by Bank of America or an affiliate thereof (the "Swap Counterparty") pursuant to a standard ISDA Master Agreement. Under such agreement, dispositive and voting power over such 1,859,800 shares is held by the Swap Counterparty and Gotham V disclaims beneficial ownership thereof. If such shares were to be deemed in the beneficial ownership of Gotham V, the aggregate amount beneficially owned thereby would be 4,258,600 which represents 6.55% of the outstanding common stock of the Issuer.

(8) Shares reported for Joel M. Greenblatt include shares beneficially owned by Gotham V and Gotham VI, which entities may be deemed to be controlled by Mr. Greenblatt, who is the sole Managing Member of Gotham VI and one of two Managing Members of Gotham V. Shares reported for Mr. Greenblatt exclude the 1,859,800 shares referenced in footnote 7 above. If such shares were to be deemed in the beneficial ownership of Mr. Greenblatt, the aggregate amount indirectly beneficially owned thereby would be 4,379,900, which represents 6.73% of the outstanding common stock of the Issuer.

(9) Shares reported for Robert L. Goldstein include shares beneficially owned by Gotham V, which entity may be deemed to be controlled by Mr. Goldstein, who is a Managing Member thereof. Shares reported for Mr. Goldstein exclude the 1,859,800 shares referenced in footnote 7 above. If such shares were to be deemed in the beneficial ownership of Mr. Goldstein, the aggregate amount indirectly beneficially owned thereby would be 4,258,600, which represents 6.55% of the outstanding common stock of the Issuer.

Item 2. Ratification of Selection of Independent Auditors

  At the recommendation of the Audit Committee of the Board of Directors, Ernst & Young LLP has been selected by the Board of Directors as our independent auditors for the year ending December 31, 2001. We are submitting our selection of independent auditors for shareholder ratification at the Annual Meeting.

  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

  Our By-laws do not require that the shareholders ratify the selection of Ernst & Young LLP as our independent auditors. We are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may retain such independent auditors. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such a change would be in the best interests of Key Media and its shareholders.

  On December 5, 2000, Key3Media Group, Inc. (the "Registrant") dismissed PricewaterhouseCoopers LLP as its independent accountants. The Registrants' Audit Committee participated in and approved the decision to change independent accountants. The reports of PricewaterhouseCoopers LLP on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for the two most recent fiscal years and through December 5, 2000, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years. During the two most recent fiscal years and through December 5, 2000, there have been no reportable events (as defined in Regulation S-K
Item 304(a)(1)(v)). The Registrant has requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated December 6, 2000, is filed as Exhibit 16 to the Form 8-K filed with the SEC on December 6, 2000 and is incorporated by reference herein.

  The Registrant engaged Ernst & Young LLP as its new independent accountants as of December 6, 2000. During the two most recent fiscal years and through December 6, 2000, the Registrant has not consulted with Ernst & Young LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Registrant's financial statements, and either a written report was provided to the Registrant or oral advice was provided that Ernst & Young LLP concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Audit Fees

  The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Key3Media's annual financial statements for the year ended December 31, 2000 were $300,000.

  The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the review of Key3Media's financial statements in Key3Media's Quarterly Reports on Form 10-Q for the year ended December 31, 2000 were $76,000.

All Other Fees

  The aggregate fees billed by Ernst & Young LLP for services rendered to Key3Media, other than the services described above under "Audit Fees", for the year ended December 31, 2000 were $136,000, which includes $122,000 for accounting assistance provided under management's direction and $14,000 for tax services.

  The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to Key3Media, other than the services described above under "Audit Fees", for the year ended December 31, 2000 were $401,000 (of which $331,000 was paid by Ziff-Davis). This amount is comprised of $396,000 for audit services rendered in connection with fiscal years 1999, 1998 and 1997 and accounting assistance provided under management's direction and $5,000 for tax services.

  The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ended December 31, 2000 and for the year ending December 31, 2001. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR ratification of the appointment.

                                 OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission. Such directors, executive officers and 10% shareholders are also required to furnish us with copies of all Section 16(a) reports they file.

  Based solely on a review of the copies of such reports we received, and on written representations from certain reporting persons, we believe that all
Section 16(a) filing requirements applicable to our directors, executive officers and 10% shareholders were complied with during fiscal 2000.

Incorporation by Reference

  To the extent that this Proxy Statement is incorporated by reference into any other filing by Key3Media under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled "Report of the Nominating and Compensation Committee on Executive Compensation", "Report of the Audit Committee" (to the extent permitted by the rules of the SEC) and "Stock Price Performance Graph", as well as the Audit Committee Charter attached as Annex A, will not be deemed incorporated, unless specifically provided otherwise in such filing.

Other Matters

  At the date hereof, there are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the Annual Meeting. If other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Shareholder Proposals for 2002 Annual Meeting

  Shareholders who, in accordance with the Securities and Exchange Commission's Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2002 Annual Meeting must submit their proposals to our Secretary on or before February 14, 2002. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

  In accordance with our By-laws, in order to be properly brought before the 2002 Annual Meeting, a shareholder's notice of the matter the shareholder wishes to present must be delivered to the Secretary of Key3Media at 5700 Wilshire Blvd., Suite 325, Los Angeles, California 90036, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year's Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our By-laws (and not pursuant to the Securities and Exchange Commission's Rule 14a-8) must be received no earlier than January 15, 2002 and no later than February 14, 2002.

                                          By Order of the Board of Directors,

                                          /s/ Ned S. Goldstein

                                          Ned S. Goldstein
                                          Executive Vice President, Secretary
                                           and General Counsel

New York, New York
Dated: April 9, 2001

                                                                        ANNEX A

                        CHARTER OF THE AUDIT COMMITTEE

  FIRST. The Audit Committee shall be comprised of at least three directors, each of whom shall not be an officer or employee of the Company or its subsidiaries, shall have no relationship to the Company that may interfere with the exercise of their independence from management and the Company and shall otherwise satisfy the applicable membership requirements under the rules of the New York Stock Exchange, Inc., as such requirements are interpreted by the Board of Directors in its business judgment.

  SECOND. The purpose of the Audit Committee is to assist the Board of
Directors:

  (1) in its oversight of the Company's accounting and financial reporting principles and policies and internal audit controls and procedures;

  (2) in its oversight of the Company's financial statements and the independent audit thereof;

  (3) in selecting, evaluating and, where deemed appropriate, replacing the outside auditors (or nominating the outside auditors to be proposed for shareholder approval in any proxy statement); and

  (4) in evaluating the independence of the outside auditors.

  The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit of the Company's annual financial statements, reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing including in respect of auditor independence. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit Committee shall be entitled to rely on
(a) the integrity of those persons and organizations within and outside the Company from which it receives information, (b) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors) and (c) representations made by management as to any information technology, internal audit and other non-audit services provided by the auditors to the Company.

  The outside auditors for the Company are ultimately accountable to the Board of Directors (as assisted by the Audit Committee). The Board of Directors, with the assistance of the Audit Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors (or to nominate the outside auditors to be proposed for shareholder approval in the proxy statement).

  The outside auditors shall submit to the Company annually a formal written statement delineating all relationships between the outside auditors and the Company ("Statement as to Independence"), addressing each non-audit service provided to the Company and the matters set forth in Independence Standards Board No. 1.

  The outside auditors shall submit to the Company annually a formal written statement of the fees billed for each of the following categories of services rendered by the outside auditors: (i) the audit of the Company's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year; (ii) information technology consulting services for the most recent fiscal year, in the aggregate and by each service (and separately identifying fees for such services relating to financial information systems design and implementation); and (iii) all other services rendered by the outside auditors for the most recent fiscal year, in the aggregate and by each service.

  THIRD. In addition to such meetings of the Audit Committee as may be required to discuss the matters set forth in Article FOURTH, the Audit Committee should meet separately at least annually with management, the director of the internal auditing department and the outside auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or outside auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

  FOURTH. To carry out its purposes, the Audit Committee shall have the following duties and powers:

  (1) with respect to the outside auditor,

    (a) to provide advice to the Board of Directors in selecting, evaluating or replacing outside auditors;

    (b) to review the fees charged by the outside auditors for audit and non-audit services;

    (c) to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of this Statement), to discuss with the outside auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Company's outside auditors and to recommend that the Board of Directors take appropriate action in response to this Statement to satisfy itself of the outside auditors' independence;

    (d) if applicable, to consider whether the outside auditors' provision of
  (a) information technology consulting services relating to financial information systems design and implementation and (b) other non-audit services to the Company is compatible with maintaining the independence of the outside auditors; and

    (e) to instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and Audit Committee;

  (2) with respect to the internal auditing department,

    (a) to review the appointment and replacement of the director of the internal auditing department; and

    (b) to advise the director of the internal auditing department that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management's responses thereto;

  (3) with respect to financial reporting principles and policies and internal audit controls and procedures,

    (a) to advise management, the internal auditing department and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

    (b) to consider any reports or communications (and management's and/or the internal audit department's responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented, including reports and communications related to:

      (i) deficiencies noted in the audit in the design or operation of internal controls;

      (ii)  consideration of fraud in a financial statement audit;

      (iii) detection of illegal acts;

      (iv) the outside auditors' responsibility under generally accepted auditing standards;

      (v)   significant accounting policies;

      (vi)  management judgments and accounting estimates;

      (vii)  adjustments arising from the audit;

      (viii) the responsibility of the outside auditor for other information in documents containing audited financial statements;

      (ix)   disagreements with management;

      (x)    consultation by management with other accountants;

      (xi) major issues discussed with management prior to retention of the outside auditors;

      (xii) difficulties encountered with management in performing the audit;

      (xiii) the outside auditors' judgments about the quality of the entity's accounting principles; and

      (xiv) reviews of interim financial information conducted by the outside auditors;

    (c) to meet with management, the director of the internal auditing department and/or the outside auditors:

      (i)    to discuss the scope of the annual audit;

      (ii)   to discuss the audited financial statements;

      (iii) to discuss any significant matters arising from any audit or report or communication referred to in items (2)(b) or (3)(b) above, whether raised by management, the internal auditing department or the outside auditors, relating to the Company's financial statements;

      (iv) to review the form of opinion the outside auditors propose to render to the Board of Directors and shareholders;

      (v) to discuss significant changes to the Company's auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the outside auditors, the internal auditing department or management; and

      (vi) to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks;

    (d) to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934; and

    (e) to discuss with the Company's General Counsel any significant legal matters that may have a material effect on the financial statements, the Company's compliance policies, including material notices to or inquiries received from governmental agencies; and

  (4) with respect to reporting and recommendations,

    (a) to prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement;

    (b) to review this Charter at least annually and recommend any changes to the full Board of Directors; and

    (c) to report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

  FIFTH. The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

                             KEY3MEDIA GROUP, INC.
                                     PROXY
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
       THE 2001 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2001

  The undersigned hereby appoints Fredric D. Rosen, Peter B. Knepper and Ned S. Goldstein, and each of them, as proxies, and each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Key3Media Group, Inc. (the "Company") held of record by the undersigned on March 30, 2001, at the 2001 Annual Meeting of Shareholders to be held on May 15, 2001 at 10 a.m.
at the Park Hyatt Los Angeles, located at 2151 Avenue of the Stars, Los Angeles, CA 90067, and at any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2001 Annual Meeting of Shareholders and Proxy Statement is hereby acknowledged.
  This proxy, when properly executed, will be voted in the manner directed by you. IF YOU DO NOT GIVE ANY DIRECTION, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
  In order for your vote to be submitted by proxy, you must properly complete and return this proxy, in order that, in either case, your vote is received no later than 5:00 p.m.
New York City time on May 14, 2001.
THE BOARD OF DIRECTORS RECOMMENDS THAT         Key3Media Group, Inc.
YOU VOTE FOR PROPOSALS 1 AND 2.                P.O. Box 11189
                                               New York, N.Y. 10203-0189

         (Continued, and to be signed and dated, on the reverse side.)


[_]
1. Election of Directors   FOR all nominees  [_]   WITHHOLD AUTHORITY to vote [_]      *EXCEPTIONS [_]
                           listed below            for all nominees listed below



Nominees: Pamela C. Alexander, G. Andrea Botta, Jason E. Chudnofsky, James F. Moore
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)
*Exceptions___________________________________________________________________________________________

  2. Ratification of the             [_] FOR    [_] AGAINST     [_] ABSTAIN
appointment by the Board of
Directors of Ernst & Young LLP as
independent auditors for the 2000
and 2001 fiscal years.

  In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the above nominees is unable to serve.

  IMPORTANT: PLEASE SIGN THIS PROXY CARD EXACTLY AS YOUR NAME OR NAMES APPEAR ELSEWHERE ON THIS CARD. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE GUARDIAN OR OTHER SIMILAR CAPACITY, PLEASE GIVE YOUR FULL TITLE AS SUCH. IF THE SIGNATURE IS BY A CORPORATION, A DULY AUTHORIZED OFFICER OF THE CORPORATION SHOULD SIGN IN FULL THE CORPORATE NAME. IF THE SIGNATURE IS BY A PARTNERSHIP, A PARTNER SHOULD SIGN THE FULL PARTNERSHIP NAME.

                                           Address Change and/or
                                           Comments Mark Here       [__]

                             Important: Please sign this proxy card exactly as your name appears elsewhere on this card. If the signature is by a corporation, a duly authorized officer of the corporation should sign in full the corporate name.

                             Dated: _____________________________________, 2001
                             __________________________________________________
                             __________________________________________________
                             Signatures(s)

Please sign, date and return                   Votes MUST be indicated  [__]
proxy card in the enclosed envelop             (x) in black or blue ink.